Exhibit 99.1

COINSTAR, INC. ANNOUNCES 2011 THIRD QUARTER RESULTS

Company Posts Strong Growth and Profits

Redbox Becomes Leader in DVD Rentals

BELLEVUE, Wash.—Oct. 27, 2011—Coinstar, Inc. (NASDAQ: CSTR) today announced financial results for the third quarter and nine months ended September 30, 2011.

“We delivered another strong quarter with growth at the top and bottom line,” said Paul Davis, chief executive officer of Coinstar, Inc. “Our redbox business alone passed $1 billion dollars in revenue year to date and became the leading renter of DVDs by staying focused on delivering great value and convenience to our consumers.”

Davis continued, “Our Coin business gained traction in initiatives to engage consumers and generate growth and our New Ventures segment is moving forward with our innovative automated retail concepts. We are pleased with our performance and are confident in our ability to continue to provide value to our consumers, partners and shareholders.”

Financial highlights for the 2011 third quarter and nine months ended September 30, 2011, included:

	2011 Third Quarter	2011 Nine Months

• Revenue	$465.6 million	$1,324.9 million

• Operating income	$65.6 million	$155.2 million

• Adjusted EBITDA from continuing operations (See Appendix A)	$104.8 million	$272.6 million

• Diluted earnings per share from continuing operations	$1.18	$2.61

• Net cash flows from operating activities from continuing operations	$89.8 million	$261.6 million

• Free cash flow from continuing operations (See Appendix A)	$42.9 million	$126.9 million

The company also announced that effective October 31, 2011, the price for renting a redbox standard definition DVD would increase to a $1.20 daily rate from $1.00. The prices for Blu-ray format movie rentals and for video game rentals will not change and the daily rates will continue to be $1.50 and $2.00, respectively.

“We remain committed to providing redbox consumers access to the latest movies at an incredible value,” said Davis. “This marks the first price increase for a redbox standard definition DVD rental in eight years. The change is primarily due to the increase in operating expenses, including the recent increase in debit card interchange fees as a result of the Durbin Amendment.”

“Our strong results reflect solid execution across the board,” said J. Scott Di Valerio, chief financial officer of Coinstar, Inc. “Our business continues to benefit from improved processes and operations, investments in infrastructure and strategic investments in growth, which are particularly important as certain operating costs continue to increase. We remain focused on initiatives that strengthen our position to drive growth at the top and bottom line.”

Revenue for the third quarter of 2011 increased 22.5% to $465.6 million compared with the third quarter of 2010, driven primarily by redbox revenue growth of 27.7% to $389.8 million reflecting new kiosk installations and growth in same store sales. Coin revenue grew 1.1% to $75.5 million primarily due to an increase in the average transaction size.

Operating income for the third quarter of 2011 was $65.6 million, which resulted in an operating margin of 14.1%, compared with operating income of $46.2 million and an operating margin of 12.1% in the third quarter of 2010. The increase in operating margin percentage reflects the benefit from the extension of the amortization period related to the amended agreement with SPHE Scan Based Trading Corporation (“Sony”) signed in August; lower share based payments expense due to the closing price of Coinstar common stock at the end of the quarter; and improved processes and operations in the redbox segment, among other factors.

Income from continuing operations for the third quarter of 2011 was $37.1 million, or diluted earnings per share from continuing operations of $1.18, compared with $21.4 million, or $0.66 per share, in the third quarter of 2010.

For the first nine months of 2011 revenue was $1,324.9 million, an increase of 26.7% compared with the first nine months of 2010. Operating income for the first nine months of 2011 was $155.2 million, which resulted in an operating margin of 11.7%, compared with operating income of $100.1 million and an operating margin of 9.6% in the first nine months of 2010. Net income for the first nine months of 2011 was $72.4 million, or diluted earnings per share of $2.26, compared with net income of $39.3 million, or $1.22 per share, in the first nine months of 2010.

Net cash flows from operating activities from continuing operations in the third quarter of 2011 was $89.8 million, compared with $65.0 million in the third quarter of 2010. Cash paid for capital expenditures for continuing operations for the third quarter of 2011 was $46.9 million, compared with $48.1 million in the third quarter of 2010. Free cash flow from continuing operations for the third quarter of 2011 was $42.9 million, compared with $16.8 million in the third quarter of 2010.

Guidance

Coinstar’s guidance includes the impact of the price increase to $1.20 daily rate for a standard definition DVD effective October 31, 2011, and interchange fees at the current maximum per transaction rate of $0.22 plus five basis points.

For the 2011 full year, Coinstar management updated guidance and now expects:

•	Consolidated revenue between $1.810 billion and $1.835 billion;

•	Adjusted EBITDA from continuing operations between $351 million and $358 million;

•	GAAP EPS from continuing operations between $3.15 and $3.25 on a fully diluted basis; and

•	Free cash flow from continuing operations between $135 million and $150 million.

For the 2011 fourth quarter, Coinstar management expects:

•	Consolidated revenue between $485 million and $510 million;

•	Adjusted EBITDA from continuing operations between $81 million and $88 million; and

•	GAAP EPS from continuing operations between $0.57 and $0.67 on a fully diluted basis.

Conference Call

Paul Davis and J. Scott Di Valerio will host a conference call today at 2:00 p.m. PDT (5:00 p.m. EDT) to review the third quarter results and discuss guidance. The conference call will be webcast live and archived on the Investor Relations section of Coinstar’s website at www.coinstarinc.com. A recording of the call will be available approximately two hours after the call ends through November 10, 2011, at 1-888-286-8010 or 1-617-801-6888, passcode 95820770.

About Coinstar, Inc.

Coinstar, Inc. (NASDAQ: CSTR) is a leading provider of automated retail solutions offering convenient services that make life easier for consumers and drive incremental traffic and revenue for retailers. The company’s core automated retail businesses include the well-known redbox® self-service DVD and video game rental and Coinstar® self-service coin-counting brands. The company has approximately 34,400 DVD kiosks and 19,500 coin-counting kiosks in supermarkets, drug stores, mass merchants, financial institutions, convenience stores, and restaurants. For more information, visit www.coinstarinc.com.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Coinstar, Inc.’s anticipated growth and future operating results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc., as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Such risks and uncertainties include, but are not limited to, the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers, payment of increased fees to retailers, suppliers and other third-party providers, the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, for home entertainment viewing, the effective management of our DVD inventory, the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands, the ability to achieve the strategic and financial objectives for our entry into or expansion of new businesses, the ability to adequately protect our intellectual property, and the application of substantial federal, state, local and foreign laws and regulations specific to our business. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar, Inc.’s expectations as of the date of this release. Coinstar, Inc. undertakes no obligation to update the information provided herein.

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(Financial Statements Follow)

Contacts:

Media:

Marci Maule

Director of Public Relations

425-943-8277

marci.maule@coinstar.com

Financial Analysts and Investors:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@coinstar.com

Appendix A

Use of Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”). Non-GAAP measures are not a substitute for measures computed in accordance with GAAP. The definitions of such non-GAAP measures are provided below to allow the reader to reconcile non-GAAP data to that presented in accordance with GAAP. Our non-GAAP measures may be different from the presentation of financial information by other companies.

Adjusted EBITDA from continuing operations is defined as earnings before net interest expense, income taxes, depreciation, amortization and certain other non-cash charges, including the write-off from early retirement of debt and share-based expenses from continuing operations. We believe adjusted EBITDA from continuing operations is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness. In addition, management uses this non-GAAP measure internally to evaluate performance and manage operations. The table below provides a reconciliation of the most comparable GAAP measure, income from continuing operations, to adjusted EBITDA from continuing operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in thousands	2011	2010	2011	2010
Income from continuing operations	$37,126	$21,399	$83,429	$43,479
Depreciation, amortization, and other	38,839	31,382	108,973	95,674
Interest expense, net	5,416	8,693	18,878	27,032
Income taxes	22,544	15,969	51,915	29,364
Share-based payments expense(1)	869	3,090	9,362	10,876

Adjusted EBITDA from continuing operations	$104,794	$80,533	$272,557	$206,425

(1)	Share-based payments expense includes both non-cash share-based compensation expense for executives, non-employee directors and employees as well as share-based payments expense related to DVD arrangements.

Free cash flow from continuing operations is defined as net cash provided by operating activities from continuing operations after cash paid for capital expenditures for continuing operations. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. The table below provides a reconciliation of the most comparable GAAP measure, net cash flows from operating activities from continuing operations, to free cash flow from continuing operations.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Dollars in thousands	2011	2010	2011	2010
Net cash provided by operating activities from continuing operations	$89,779	$64,969	$261,639	$228,625
Purchase of property and equipment	(46,902)	(48,135)	(134,779)	(132,474)

Free cash flow from continuing operations	$42,877	$16,834	$126,860	$96,151

COINSTAR, INC.

CONSOLIDATED STATEMENTS OF NET INCOME

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue	$465,617	$380,187	$1,324,917	$1,045,665

Expenses:
Direct operating	310,101	255,449	917,687	722,204
Marketing	7,723	7,811	20,697	16,375
Research and development	3,239	1,699	7,539	4,928
General and administrative	40,076	37,655	114,795	101,053
Depreciation and other	38,154	30,626	106,918	93,054
Amortization of intangible assets	685	756	2,055	2,620
Litigation settlement	—	—	—	5,379

Total expenses	399,978	333,996	1,169,691	945,613

Operating income	65,639	46,191	155,226	100,052

Other income (expense):
Foreign currency and other, net	(553)	(130)	(1,004)	(177)
Interest income	1,008	48	1,200	135
Interest expense	(6,424)	(8,741)	(20,078)	(27,167)

	(5,969)	(8,823)	(19,882)	(27,209)

Income from continuing operations before income taxes	59,670	37,368	135,344	72,843
Income tax expense	(22,544)	(15,969)	(51,915)	(29,364)

Income from continuing operations	37,126	21,399	83,429	43,479
Loss from discontinued operations, net of tax	—	(1,894)	(11,068)	(4,165)

Net income	$37,126	$19,505	$72,361	$39,314

Basic earnings (loss) per share:
Continuing operations	$1.23	$0.68	$2.72	$1.38
Discontinued operations	—	(0.06)	(0.36)	(0.13)

Basic earnings per share	$1.23	$0.62	$2.36	$1.25

Diluted earnings (loss) per share:
Continuing operations	$1.18	$0.66	$2.61	$1.35
Discontinued operations	—	(0.06)	(0.35)	(0.13)

Diluted earnings per share	$1.18	$0.60	$2.26	$1.22

Weighted average shares used in basic per share calculations	30,224	31,411	30,608	31,364
Weighted average shares used in diluted per share calculations	31,596	32,382	31,957	32,179

COINSTAR, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 30, 2011	December 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$255,300	$183,416
Accounts receivable, net of allowances of $1,160 and $1,131	22,276	25,958
DVD library	122,209	140,324
Deferred income taxes	17,256	13,644
Prepaid expenses and other current assets	15,930	14,736
Assets of business held for sale	—	110,316

Total current assets	432,971	488,394

Property and equipment, net	489,221	444,687
Notes receivable	24,397	—
Deferred income taxes	11,597	59,696
Goodwill and other intangible assets	275,268	277,322
Other long-term assets	16,347	12,612

Total assets	$1,249,801	$1,282,711

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$143,203	$161,551
Accrued payable to retailers	97,300	96,764
Other accrued liabilities	119,738	108,422
Current callable convertible debt	—	173,146
Current portion of long-term debt	14,485	7,523
Current portion of capital lease obligations	12,227	17,233
Liabilities of business held for sale	—	68,662

Total current liabilities	386,953	633,301

Long-term debt and other long-term liabilities	360,934	167,276
Capital lease obligations	10,288	12,158

Total liabilities	758,175	812,735

Commitments and contingencies	—	—
Debt conversion feature	—	26,854

Stockholders’ Equity:
Preferred stock, $0.001 par value - 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value - 60,000,000 and 45,000,000 authorized; 35,125,093 and 34,813,203 shares issued; 30,752,939 and 31,815,085 shares outstanding	473,249	434,169
Treasury stock	(153,425)	(90,076)
Retained earnings	174,340	101,979
Accumulated comprehensive loss	(2,538)	(2,950)

Total stockholders’ equity	491,626	443,122

Total liabilities and stockholders’ equity	$1,249,801	$1,282,711

COINSTAR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Operating Activities:
Net income	$37,126	$19,505	$72,361	$39,314
Adjustments to reconcile net income to net cash flows from operating activities from continuing operations:
Depreciation and other	38,154	30,626	106,918	93,054
Amortization of intangible assets and deferred financing fees	1,581	1,264	3,966	4,144
Share-based payments expense	869	3,090	9,362	10,876
Excess tax benefits on share-based payments	(117)	(65)	(2,431)	(6,290)
Deferred income taxes	20,966	10,525	46,915	19,280
Loss (income) from discontinued operations, net of tax	—	1,894	11,068	4,165
Non-cash interest on convertible debt	1,648	1,519	4,857	4,477
Other	(327)	109	150	364
Cash flows from changes in operating assets and liabilities from continuing operations	(10,121)	(3,498)	8,473	59,241

Net cash flows from operating activities from continuing operations	89,779	64,969	261,639	228,625

Investing Activities:
Purchases of property and equipment	(46,902)	(48,135)	(134,779)	(132,474)
Proceeds from sale of property and equipment	201	765	552	1,032
Proceeds from sale of businesses, net	—	—	12,221	26,078
Equity investment	—	—	(2,320)	—

Net cash flows from investing activities from continuing operations	(46,701)	(47,370)	(124,326)	(105,364)

Financing Activities:
Principal payments on capital lease obligations and other debt	(5,072)	(8,860)	(22,145)	(28,203)
Borrowing from term loan	175,000	—	175,000	—
Principal payments on term loan	(2,187)	—	(2,187)	—
Net payment on revolving line of credit	(125,000)	(75,000)	(150,000)	(75,000)
Financing costs associated with new credit facility	(4,196)	—	(4,196)	—
Excess tax benefits related to share-based payments	117	65	2,431	6,290
Repurchases of common stock and ASR program	—	(49,245)	(63,349)	(49,245)
Proceeds from exercise of stock options	842	709	2,182	27,959

Net cash flows from financing activities from continuing operations	39,504	(132,331)	(62,264)	(118,199)

Effect of exchange rate changes on cash	(810)	899	(165)	48

Increase (decrease) in cash and cash equivalents from continuing operations	81,772	(113,833)	74,884	5,110

Cash flows from discontinued operations:
Operating cash flows	—	20,926	9,678	8,054
Investing cash flows	—	(17,504)	(12,678)	(12,133)
Financing cash flows	—	—	—	(166)

	—	3,422	(3,000)	(4,245)

Increase (decrease) in cash and cash equivalents
Cash and cash equivalents:	81,772	(110,411)	71,884	865
Beginning of period	173,528	257,133	183,416	145,857

End of period	$255,300	$146,722	$255,300	$146,722

Coinstar, Inc.

Business Segment Information

(in thousands)

(unaudited)

During the first quarter of 2011, we added a segment, New Ventures, to our existing segments, redbox, formerly named DVD Services, and Coin, formerly named Coin Services, to reflect changes in how our chief executive officer manages our businesses and allocates resources for the future growth of the company.

As a complement to our Consolidated Statements of Net Income, we are providing the following information related to our business segments, which includes segment operating income (loss). Management, including our chief executive officer, evaluates the performances of our business segments primarily on segment revenue and segment operating income from continuing operations before depreciation, amortization and other, and certain share-based payments (“segment operating income”). We utilize segment revenue and segment operating income because we believe they provide useful information for effectively allocating resources among business segments, evaluating the health of our business segments based on metrics that management can actively influence, and gauging our investments and our ability to service, incur or pay down debt.

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in thousands	2011	2010	2011	2010
Revenue:
redbox	$389,801	$305,365	$1,116,007	$840,312
Coin	75,506	74,669	207,934	204,949
New Ventures	310	153	976	404

Consolidated revenue	$465,617	$380,187	$1,324,917	$1,045,665

Segment operating income reconciled to GAAP operating income

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in thousands	2011	2010	2011	2010
Segment operating income (loss):(1)
redbox(2)	$83,499	$53,648	$208,337	$137,116
Coin	27,879	27,872	75,288	70,935
New Ventures	(4,425)	(2,248)	(11,747)	(5,663)

Subtotal	106,953	79,272	271,878	202,388

Depreciation, amortization and other:
redbox	30,910	23,955	85,368	69,942
Coin	7,924	7,468	22,746	22,089
New Ventures	5	(41)	859	3,643

Total depreciation, amortization and other	38,839	31,382	108,973	95,674

Share-based compensation expense	2,475	1,699	7,679	6,662

Operating income (loss):
redbox	52,589	29,693	122,969	67,174
Coin	19,955	20,404	52,542	48,846
New Ventures	(4,430)	(2,207)	(12,606)	(9,306)
Share-based compensation expense	(2,475)	(1,699)	(7,679)	(6,662)

Total operating income	$65,639	$46,191	$155,226	$100,052

(1)	Operating income (loss) before depreciation, amortization and other, and share-based compensation expense
(2)	Share-based payments expense related to our DVD arrangements have been allocated to our redbox segment